Exhibit 10.31

Limited Brands, Inc.

Fiscal Year 2005 Bonus Opportunity for Named Executive Officers

The target incentive bonus compensation opportunity for each of the named executive officers of Limited Brands, Inc. is stated as a percentage of annual base salary, with payout potential ranging from 20% to 200% of that target (or no payout) based on achievement against operating income and strategic goals. For fiscal year 2005, which is divided into two performance periods (Spring season and Fall season), achievement against operating income goals each season will constitute 75% of the bonus determination, and achievement against strategic goals set for the Company’s INSIGHT technology and data infrastructure project each season will constitute 25% of the bonus determination. The Company’s Compensation Committee approves both the operating income goals and the strategic goals each season for the named executive officers.

For fiscal year 2005, the Spring season performance period (January 30, 2005 through July 30, 2005) will receive 40% weighting, and the Fall season performance period (July 31, 2005 through January 28, 2006) will receive 60% weighting. Executives that have not met the minimum share ownership requirement are required to receive at least 15% of their earned incentive compensation payment in the equivalent value of shares of Company stock.

Following are the fiscal year 2005 base salaries and bonus opportunities as a percentage of base salary for each of the named executive officers, as approved by the Company’s Compensation Committee on March 11, 2005.

Name	Annual Salary	Target Bonus %
Leslie H. Wexner	$1,700,000	160%
Leonard A. Schlesinger	$1,060,000	130%
Jay M. Margolis	$1,150,000	120%
Martyn Redgrave	$900,000	100%
V. Ann Hailey	$900,000	100%